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                                    Dechert
                             1775 Eye Street, N.W.
                          Washington, D.C.  20006-2401



                                August 17, 2000



Munder@Vantage Fund
480 Pierce Street
Birmingham, Michigan 48009

Ladies and Gentlemen:

          We have acted as counsel to the Munder @Vantage Fund ("Fund") in connection with the Registration Statement of the Fund on Form N-2 (File Nos. 333-36588 and 811-09937) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, relating to the proposed issuance of 40,000,000 Shares of Beneficial Interest (the "Shares").

          We have examined the Fund's Amended and Restated Declaration of Trust and Amended and Restated By-Laws with respect to the Shares, and are familiar with the actions taken by the Fund's Trustees in connection with the issuance and the sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purpose of this opinion.

          Based on the foregoing, we are of the opinion that the issuance and the sale of the Shares have been duly authorized and that when issued in accordance with the Registration Statement, the Shares will be validly issued and fully paid and nonassessable by the Fund.

          We consent to the filing of this opinion with and as part of the Registration Statement and to the use of our name in such Registration Statement.


                                    Very truly yours,


                                    /s/ Dechert